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BroadVision Contact:

Peter Chu

Investor Relations

(650) 295-0716 x7177

BroadVision Announces First Quarter 2013 Results

REDWOOD CITY, CA — April  24, 2013 — BroadVision, Inc. (NASDAQ: BVSN) a leading provider of e-business and engagement management solutions,  today reported financial results for its first quarter ended March 31, 2013. Revenues for the first quarter were $3.8 million, compared with revenues of $4.1 million for the fourth quarter ended December 31, 2012 and $3.8 million for the comparable quarter of 2012.

License revenue for the first quarter of 2013 was $1.6 million, compared with $1.3 million for the prior quarter and $1.4 million for the comparable quarter of 2012. The majority of the first quarter license and subscription revenue was generated from the company's BroadVision® Business Agility Suite™, Commerce Agility Suite™, QuickSilver™, and Clearvale® solutions. Revenue during the quarter was generated from sales to both new and existing customers such as Aeroxchange Ltd., Gruppo Reti, National Association for Outdoor Sports Centres (UCPA), NHS England, OpenKnowledge srl and several other brand-name global customers.

In the first quarter of 2013, BroadVision posted net loss on a U.S. Generally Accepted Accounting Principles (“GAAP”) basis of $2.1 million, or $0.46 per basic and diluted share, as compared with GAAP net loss of $1.1 million, or $0.25 per basic and diluted share, for the fourth quarter of 2012 and GAAP net loss of $1.3 million, or $0.29 per basic and diluted share, for the comparable quarter of 2012.

As of March 31, 2013 the Company had $51.4 million of cash and cash equivalents and short-term investments, compared to a combined balance of $52.3 million as of December 31, 2012 and $55.3 million as of March 31, 2012.

"Although Q1 is a seasonally slower quarter, as reflected in the 10 percent revenue decline  compared to Q4, we achieved a number of important milestones during the quarter, especially in the business development front," said Dr. Pehong Chen, President and CEO, BroadVision. "Continuing our two-pronged go-to-market strategy, we made very good progress in developing new channel partners across the globe via our Clearvale PaasPort program and on driving adoption into new industry segments such as industrials, financial services and other knowledge, interaction and service intensive sectors. As social business and cloud computing reach the mainstream, we believe Clearvale is very well positioned to dramatically change how people and businesses collaborate."

Conference Call Information

BroadVision management will host a conference call today, Wednesday, April 24th, 2013, at 2:00 PM Pacific Daylight Time (PDT). The conference call may be accessed by dialing: 1-855-410-0553, with pin code 861483#. Callers outside North America should call +1-646-583-7389 to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A web replay will also be available following the call on the Company’s website.

About BroadVision

Driving innovation since 1993, BroadVision (NASDAQ: BVSN) is a provider of e-business and engagement management solutions for organizations seeking to transform their communication and collaboration efforts within and outside the enterprise by embedding valuable social behaviors into business relationships and processes.  BroadVision solutions – including the Clearvale enterprise social networking solution – deliver a virtual, mobile, and social platform of engagement for sharing expertise, enhancing business agility, and tracking accountability to deliver clarity in decision-making and improvement in both productivity and business results.  Visit www.BroadVision.com for more details.

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BroadVision, Business Agility Suite, Commerce Agility Suite, QuickSilver, and Clearvale are trademarks or registered trademarks of BroadVision, Inc. in the United States and other countries. All other company names, product names, and marks are the property of their respective owners.

Information Concerning Forward-Looking Statements

Information in this release that involves expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which forward-looking statements involve risk and uncertainties. All forward-looking statements included in this release, including statements about expected product enhancements, adoption of enterprise social networking technologies and their effect on enterprise, are based upon information available to BroadVision as of the date of this release, and BroadVision assumes no obligation to update or correct any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from BroadVision's current expectations. Various factors and risks associated with BroadVision's business are discussed in its most recent annual report on Form 10-K and in BroadVision's quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2013	2012
ASSETS	(unaudited)
Current assets:
Cash, cash equivalents and short-term investments	$51,410	$52,281
Other current assets	3,529	5,093
Total current asset	54,939	57,374
Other non-current assets	484	512
Total assets	$55,423	$57,886
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$8,680	$9,042
Other non-current liabilities	968	1,187
Total liabilities	9,648	10,229
Total stockholders' equity	45,775	47,657
Total liabilities and stockholders' equity	$55,423	$57,886

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Revenues:
Software licenses	$1,602	$1,399
Services	2,241	2,422
Total revenues	3,843	3,821
Cost of revenues:
Cost of software revenues	24	3
Cost of services	1,177	1,293
Total cost of revenues	1,201	1,296
Gross profit	2,642	2,525
Operating expenses:
Research and development	1,703	1,634
Sales and marketing	1,448	1,509
General and administrative	1,095	1,066
Restructuring charges	-	10
Total operating expenses	4,246	4,219
Operating loss	(1,604)	(1,694)
Other (loss) Income, net	(530)	331
Loss before (provision) benefit for income taxes	(2,134)	(1,363)
(Provision) benefit for income taxes	(14)	16
Net loss	$(2,148)	$(1,347)
Earnings per share, basic and diluted:
Basic and diluted loss per share	$(0.46)	$(0.29)
Shares used in computing:
Weighted average shares-basic and diluted	4,686	4,581